Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (this “Agreement”) entered into as of March 27, 2025, by and between Andrea Olshan (the “Executive”), Seritage Growth Properties, L.P. (the “Operating Partnership”) and Seritage Growth Properties, a Maryland real estate investment trust (“Seritage REIT,” and together with the Operating Partnership, the “Company”) (each of the Executive and the Company, a “Party” and, together, the “Parties”), sets forth the terms and understandings regarding the termination of Executive’s employment with the Company. The Parties acknowledge that the terms and conditions of this Agreement have been voluntarily agreed to and are final and binding.

WHEREAS, the Executive has been employed by the Company as the Chief Executive Officer and President of the Company under terms set forth in that certain Employment Agreement dated as of February 7, 2021, by and between the Company and the Executive (the “Employment Agreement”), and those certain Amendments to the Employment Agreement dated as of March 22, 2022, and December 28, 2023, by and between the Company and the Executive (the “Amendments,” and together with the Employment Agreement, the “Amended Employment Agreement”);

WHEREAS, pursuant to the Amended Employment Agreement, Executive is entitled to certain payments and benefits upon a termination of employment by the Company without Cause or upon resignation by the Executive for Good Reason (each, as defined in the Amended Employment Agreement);

WHEREAS, Executive’s employment with the Company will terminate effective as of April 11, 2025 (such date, the “Separation Date”);

WHEREAS, the Company wishes to have the Executive continue the Executive’s employment with the Company during the period commencing on the date hereof (the “Notice Date”) until the Separation Date (the “Notice Period”) pursuant to this Agreement, in exchange for continued payment of compensation and benefits equal to those received prior to the Notice Date in accordance with the terms of the Amended Employment Agreement; and

WHEREAS, the Executive and the Company wish to settle their mutual rights and obligations under the Amended Employment Agreement arising in connection with the Executive’s separation from service with the Company.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the Company and the Executive hereby agree as follows:

1.
Separation from Service. The Parties agree that the Executive will cease to be an employee of the Company effective as of the close of business on the Separation Date. The Parties further agree that, effective as of the Separation Date, the Executive (i) will cease to serve in any positions as an officer, manager or director of the Company or any of its subsidiaries or affiliates, including, but not limited to, the Board of Trustees of

Seritage REIT (the “Board”) and (ii) will no longer be authorized to incur any expenses, obligations, or liabilities on behalf of the Company or any of its subsidiaries or affiliates. The Executive agrees to execute the resignation letter attached hereto as Exhibit A on the Separation Date and will review and promptly respond to requests by the Company to execute additional documents necessary to effectuate her resignation from the Board or as an officer of the Company or any of its subsidiaries or affiliates on or following the Separation Date.

2.
Notice Period. During the Notice Period, the Executive shall continue as an employee of the Company on the same terms and conditions as set forth in the Amended Employment Agreement, and shall continue her duties as the Chief Executive Officer and President of the Company. As soon as practicable following the Separation Date and in accordance with applicable law, the Company will pay the Executive the Accrued Benefits (as defined in the Amended Employment Agreement).

3.
Separation Payments and Benefits. Subject to (i) the Executive’s execution and delivery of the Release and the Release becoming irrevocable (as set forth in Section 5 below), (ii) Section 3(b)(iv) of the Employment Agreement (including, but not limited to, the Executive’s continued compliance with Section 7(c) of the Employment Agreement) and (iii) the Executive’s compliance with the material terms of this Agreement through the Separation Date, the Executive shall be entitled to receive the following payments and benefits (in addition to the Accrued Benefits, which shall include Executive’s 5.53 days of accrued, but unused, paid time off as of the Separation Date):

(a)
an amount equal to $427,105.48, representing a pro-rata portion of the Executive’s annual cash bonus for 2025 (based on the number of days worked by the Executive in 2025 through the Separation Date), payable in March 2026 at the same time as annual cash bonuses are normally paid by the Company to its executives;
(b)
an amount equal to $6,615,000 (the “Salary Continuation”), payable in substantially equal installments in accordance with the Company’s regular payroll practice over a period of 24 months following the Separation Date (such period, the “Salary Continuation Period”); provided, that no installment payments shall be made prior to the Release Effective Date (as defined below) and any installment payments delayed as a result of this provision shall be paid in a lump sum on the first regular payroll date following the Release Effective Date, with the remaining installment payments made in accordance with the Company’s regular payroll practice over the remainder of the Salary Continuation Period;
(c)
during the Salary Continuation Period, continued participation in all benefit plans and programs sponsored by the Company in accordance with the terms thereof; provided, that if Executive elects continuation coverage pursuant the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then the Company shall reimburse the Executive for the costs of the COBRA continuation coverage for the Executive in excess of the active employee rate until the earlier of (1) 18 months following the Separation Date, (2) the date the Executive begins participating in a new employer’s group health plan or (3) the date the Executive is otherwise no longer eligible for COBRA continuation coverage, such reimbursement to be made on a monthly basis subject to the Executive’s submission of a receipt evidencing payment of such excess costs; and

(d)
outplacement services at the expense of the Company or an appropriate affiliate for a period of 12 months following the Separation Date (this clause (d), together with clauses (a), (b), and (c) above, the “Severance Benefits”).

The Company and the Executive agree that the Severance Benefits to be paid under this Agreement are due solely from the Company (and successors or assigns thereof) and that Insperity PEO Services, L.P. (“Insperity”) has no obligation to pay the Severance Benefits, even though their payment may be processed through Insperity. The Company agrees that it shall reimburse Executive for any actual out-of-pocket fees and costs incurred by the Executive and associated with any failure (including by Insperity or another payroll provider) to provide the Severance Benefits in accordance with terms of this Section 3.

4.
Equity and Cash Awards. As of the date of this Agreement, all of the Executive’s outstanding equity incentive awards have fully vested, and 32,340 net vested shares of the Company’s common stock will be delivered by the Company to the Executive as a result of the final vesting event of the Executive’s outstanding equity incentive awards that occurred on March 15, 2025. In addition, as of the date of this Agreement, the Executive holds Cash Awards (as defined in the Amendments) in the amount of $2,666,666.67, and such awards will immediately vest in full on the Separation Date. The vested portion of each Cash Award will be paid to the Executive on the Company’s first regular payroll date after the Separation Date.

5.
Release of Claims. The Company’s obligations to pay the Severance Benefits shall be conditioned upon the Executive executing and delivering to the Company a general release in the form attached hereto as Exhibit B (the “Release”) and the Release being irrevocable within 30 days (or such longer period as may be required by applicable law) following the Separation Date (the date the Release becomes irrevocable, the “Release Effective Date”).

6.
Surviving Provisions. The Executive and the Company acknowledge and confirm that Section 3(b)(iv) (Forfeiture and Repayment for Violation of Non-Compete), Section 7 (Protective Covenants) and Appendix B thereto, Section 8 (Cooperation), and Section 22 (Indemnification) of the Employment Agreement and the provisions in the Amended Employment Agreement related to the interpretation and enforcement thereof will survive the termination of the Amended Employment Agreement and the Executive’s termination of employment and are incorporated into this Agreement by reference as if such sections were set forth directly in this Agreement.

7.
Severability. If any provision(s) of this Agreement shall be found invalid, illegal, or unenforceable, in whole or in part, then such provision(s) shall be modified or restricted so as to effectuate as nearly as possible in a valid and enforceable way the provisions hereof, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted or as if such provision(s) had not been originally incorporated herein, as the case may be.

8.
Waiver. No waiver by either Party of any breach by the other Party of any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of any other provision or condition at the time or at any prior or subsequent time.

9.
Governing Law. This Agreement will be governed under the internal laws of the state of New York without regard to principles of conflicts of laws. The Executive agrees that the state and federal courts located in the state of New York shall have exclusive jurisdiction in any action, lawsuit or proceeding based on or arising out of this Agreement, and the Executive hereby: (a) submits to the personal jurisdiction of such courts; (b) consents to the service of process in connection with any action, suit, or proceeding against Executive; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, venue or service of process.

10.
Right to Jury. The Executive agrees to waive any right to a jury trial on any claim contending that this Agreement or the Release is illegal or unenforceable in whole or in part, and Executive agrees to try any claims brought in a court or tribunal without use of a jury or advisory jury. Further, should any claim released pursuant to the Release be found by a court or tribunal of competent jurisdiction to not be released by the Release, the Executive agrees to try such claim to the court or tribunal without use of a jury or advisory jury.

11.
Withholding. Any compensation paid or provided to the Executive under this Agreement shall be subject to any applicable federal, state or local income and employment tax withholding requirements.

12.
Reservation of Rights. Nothing in this Agreement, the Release or the Amended Employment Agreement shall be construed to prevent or limit the Executive from (a) responding truthfully to a valid subpoena; (b) filing a charge or complaint with, or participating in any investigation conducted by, a governmental agency including the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Equal Employment Opportunity Commission and/or any state or local human rights agency; or (c) filing, testifying or participating in or otherwise assisting in a proceeding relating to, or reporting, an alleged violation of any federal, state or municipal law relating to fraud or any rule or regulation of the Securities Exchange Commission (“SEC”), the Commodity Futures Trading Commission (“CFTC”) or any self-regulatory organization (including, but not limited to, the Financial Industry Regulatory Authority), or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. Prior authorization of the Company shall not be required to make any reports or disclosures under this Section 12 and the Executive is not required to notify the Company that the Executive has made such reports or disclosures. Further, nothing in this Agreement, the Release or the Amended Employment

Agreement shall be construed to prevent the Executive from discussing the terms and conditions of the Executive’s employment to the extent such discussions are legally protected activity under the National Labor Relations Act, including the right to organize, form, join, or assist a union, or for mutual aid or protection, discussing or organizing on non-work time, discussing wages and working conditions with co-workers or a union, raising work-related conditions with the Company or a government agency, lawful strikes or picketing, wearing union paraphernalia except in special circumstances, or choosing not to engage in any of the aforementioned activities. This Agreement does not waive or release the Executive’s right to receive a monetary award from the SEC or CFTC for information provided to the SEC or CFTC.

13.
Entire Agreement. This Agreement shall constitute the entire agreement and understanding of the Parties with respect to the subject matter herein and supersedes all prior agreements, arrangements and understandings, written or oral, between the Parties with respect to the subject matter herein, including the Amended Employment Agreement; provided that, as set forth in Section 5 of this Agreement, certain provisions of the Amended Employment Agreement are expressly incorporated into this Agreement and continue to be binding and enforceable by the Parties hereto. The Executive acknowledges and agrees that Executive is not relying on any representations or promises by any representative of the Company concerning the meaning of any aspect of this Agreement. This Agreement may not be altered or modified other than in a writing signed by the Executive and an authorized representative of the Company.

14.
Notices. All notices given hereunder shall be given in writing, shall specifically refer to this Agreement and shall be personally delivered or sent by email, telecopy or other electronic facsimile transmission or by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof:

To the Company:

Seritage Growth Properties

c/o Chief Legal Officer and Corporate Secretary

500 Fifth Avenue, Suite 1530

New York, NY 10110

mfernand@seritage.com

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attn: Amy Blackman

amy.blackman@friedfrank.com

To the Executive:

Andrea Olshan

[Address Redacted]

If notice is mailed, such notice shall be effective upon mailing, or if notice is personally delivered or sent by email, telecopy or other electronic facsimile transmission, it shall be effective upon receipt.

15.
Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive, the Company and their respective heirs, successors and assigns, except that the Executive may not assign Executive’s rights or delegate Executive’s obligations hereunder without the prior written consent of the Company.

16.
Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

17.
Section 409A. The Parties hereto shall treat all payments and benefits under this Agreement as being exempt from or in compliance with Section 409A of the Internal Revenue Code, as amended (“Section 409A”), and this Agreement shall be interpreted in accordance with the foregoing. The Parties agree that the Salary Continuation payable to the Executive during the first six months after the Separation Date either (a) qualifies as “short-term deferral” under Section 409A, or (b) is not in excess of the Section 409A Threshold (as defined in the Amended Employment Agreement). As a result, no delay in payment of the Salary Continuation shall be required. For purposes of Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within 30 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A. To the extent that any reimbursements pursuant to this Agreement are taxable to the Executive, any such reimbursement payment due to the Executive shall be paid to the Executive as promptly as practicable consistent with Company practice following the Executive’s appropriate itemization and substantiation of expenses incurred, and in all events on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. The reimbursements pursuant to this Agreement are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that the Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that the Executive receives in any other taxable year.

18.
Legal Fees. The Company shall reimburse the Executive for the Executive’s reasonable legal fees incurred in connection with the negotiation and execution of this Agreement not to exceed $15,000.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day, month and year first above written.

EXECUTIVE SERITAGE GROWTH PROPERTIES

/s/ Andrea Olshan By: /s/ Matthew Fernand

Andrea Olshan Matthew Fernand

Chief Legal Officer and Corporate Secretary

Date: 3/27/2025 Date: 3/27/2025

SERITAGE GROWTH PROPERTIES,

L.P.

By: /s/ Matthew Fernand

Matthew Fernand

Chief Legal Officer and Corporate Secretary

Date: 3/27/2025

[Signature Page to Separation Agreement and Release]

Exhibit A

TRUSTEE AND OFFICER RESIGNATION LETTER

Seritage Growth Properties (the “Company”)

c/o Chief Legal Officer and Corporate Secretary

500 Fifth Avenue, Suite 1530

New York, NY 10110

Re: Resignation from the Board of Trustees and Officer Positions

To the Board of Trustees of the Company:

I hereby resign as (i) a member of the Board of Trustees of the Company and from any committee thereof and (ii) an officer of the Company and any and all subsidiaries thereof, in each case, effective as of April 11, 2025.

Sincerely,

___________________________

Andrea Olshan

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Exhibit B

GENERAL RELEASE AND WAIVER

[Do not execute prior to Separation Date]

NOTICE: YOU MAY CONSIDER THIS GENERAL RELEASE AND WAIVER FOR UP TO TWENTY-ONE (21) DAYS. YOU MAY NOT SIGN IT UNTIL ON OR AFTER YOUR LAST DAY OF WORK. IF YOU DECIDE TO SIGN IT, YOU MAY REVOKE THE GENERAL RELEASE AND WAIVER WITHIN SEVEN (7) DAYS AFTER SIGNING. ANY REVOCATION WITHIN THIS PERIOD MUST BE IMMEDIATELY SUBMITTED IN WRITING TO CHIEF LEGAL OFFICER AND CORPORATE SECRETARY, SERITAGE GROWTH PROPERTIES, 500 FIFTH AVENUE, SUITE 1530, NEW YORK, NEW YORK 10110. YOU MAY WISH TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS DOCUMENT.

In consideration of the severance benefits that are described in the attached Separation Agreement and Release (the “Agreement”), I, for myself, my heirs, administrators, representatives, executors, successors and assigns, do hereby release Seritage Growth Properties, a Maryland real estate investment trust (the “Company”), the Company’s current and former agents, subsidiaries, affiliates, related organizations, employees, officers, directors, shareholders, attorneys, successors, and assigns (collectively, “Seritage”), and Insperity PEO Services, L.P. (together with Seritage, the “Released Parties”) from any and all claims of any kind whatsoever, whether known or unknown, arising out of, or connected with, my employment with the Released Parties and the termination of my employment. This General Release and Waiver includes, but is not limited to, all claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act (“ERISA”), the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Equal Pay Act, and any other federal, state or local constitution, statute, regulation or ordinance, all common law claims including, but not limited to, claims for wrongful or retaliatory discharge, intentional infliction of emotional distress, negligence, defamation, invasion of privacy and breach of contract, and all claims under any Released Party policy, handbook or practice, to the fullest extent permitted under the law.

This General Release and Waiver does not apply to any claims that may arise after the date I sign this General Release and Waiver. Also excluded from this General Release and Waiver are any claims that cannot be waived by law, including, but not limited to, (1) my right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission, (2) my rights or claims to benefits accrued under benefit plans maintained by the Released Parties, (3) claims I have under the Agreement, (4) claims for indemnification and related directors’ and officers’ insurance and (5) rights as a shareholder of Seritage (including but not limited to rights to vested equity awards granted to me during my employment).

B-1

I also waive any right to become, and promise not to consent to become a participant, member, or named representative of any class in any case in which claims are asserted against the Released Parties that are related in any way to my employment or termination of employment at the Released Parties, and that involve events that have occurred as of the date I sign this General Release and Waiver. If I, without my knowledge, am made a member of a class in any proceeding, I will opt out of the class at the first opportunity afforded to me after learning of my inclusion. In this regard, I agree that I will execute, without objection or delay, an “opt-out” form presented to me either by the court in which such proceeding is pending, by class counsel or by counsel for the Released Parties.

I have read this General Release and Waiver and understand all of its terms.

I have signed it voluntarily with full knowledge of its legal significance.

I have had the opportunity to seek, and I have been advised in writing of my right to seek, legal counsel prior to signing this General Release and Waiver.

I was given at least twenty-one (21) days to consider signing this General Release and Waiver. I agree that any modification of this General Release and Waiver Agreement will not restart the twenty-one (21) day consideration period.

I understand that if I sign the General Release and Waiver, I can change my mind and revoke it within seven (7) days after signing it by notifying the Chief Legal Officer and Corporate Secretary of Seritage in writing. I understand the General Release and Waiver will not be effective until after the seven (7) day revocation period has expired.

I understand that the delivery of the consideration herein stated does not constitute an admission of liability by the Released Parties and while the Released Parties are unaware of any action(s) taken by me that would constitute Cause (as defined in the Employment Agreement (as defined in the Agreement)), that the Released Parties expressly deny any wrongdoing or liability.

Date:	Signed by:
Andrea Olshan

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